Exhibit 99.1

Anacor Pharmaceuticals Announces the Sale of 3.25 Million Shares of Common Stock

PALO ALTO, California — February 8, 2012 — Anacor Pharmaceuticals (Nasdaq: ANAC), today announced the sale of 3.25 million shares of its common stock for gross proceeds of $21,450,000 pursuant to an underwriting agreement with Canaccord Genuity acting as the sole bookrunner.  In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 487,500 shares of common stock to cover over-allotments, if any.

The Company expects to use the net proceeds from the sale of the shares for research and development activities, working capital and general corporate purposes.  Closing of the offering is expected to occur on or about February 14, 2012, subject to customary closing conditions.

The offering is being made pursuant to an effective shelf registration statement.  A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission.  When available, copies of the prospectus supplement and the accompanying prospectus may be obtained by sending a request to the offices of Canaccord Genuity, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: 617-371-3900.  Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events, including statements relating to the Company’s expectations regarding the completion of the proposed public offering and the use of anticipated net proceeds therefrom. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including risks and uncertainties related to satisfaction of customary closing conditions related to the offering. There can be no assurance that the Company will be able to complete the offering on the anticipated terms, or at all. Risks and uncertainties relating to the Company and this offering can be found in the “Risk Factors” section of the prospectus supplement related to the offering to be filed with the SEC.  These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:

De De Sheel

Investor Relations and Corporate Communications

650.543.7575

dsheel@anacor.com